                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                             SECURITIES ACT OF 1934


      Date of Report (Date of earliest event reported):     July 31, 1996


                          Commission File No:  0-19195



                       AMERICAN DENTAL TECHNOLOGIES, INC.
             (Exact Name of Registrant as specified in its charter)



                        Delaware                        38-2905258
            (State or other jurisdiction of          (I.R.S. Employer
             incorporation or organization)       Identification Number)


        28411 Northwestern Highway, Suite 1100          48034-5541
        Southfield, Michigan
        (Address of principal executive offices)        (Zip Code)



              Registrant's telephone number, including area code:
                                 (810) 353-5300

ITEM 1. CHANGES IN CONTROL OF REGISTRANT

     As of July 31, 1996, following consummation of the Merger described in
Item 2 below, the Board of Directors of American Dental Technologies, Inc. ("ADT") consists of four incumbent directors: William D. Myers, Anthony D. Fiorillo, J. Bernard Machen and Bertrand R. Williams, Sr., and four former Texas Airsonics, Inc. ("Texas Air") directors: Ben J. Gallant, Wayne A. Johnson II, Charles A. Nichols and John E. Vickers III. A ninth director may be appointed, but has not been identified. William D. Myers and Ben J. Gallant have executed a Voting Agreement dated February 23, 1996 providing generally for the voting of their respective shares of ADT common stock for the election of William D. Myers and Ben J. Gallant to the board of directors of ADT. The voting agreement will terminate on the earlier of a mutual agreement to terminate or immediately following the conclusion of the third annual meeting of the stockholders of ADT after July 31, 1996.

     Upon consummation of the Merger, ADT established an executive committee consisting of Anthony D. Fiorillo, the President and Chief Executive Officer of ADT, and Ben J. Gallant, the President and Chief Executive Officer of the wholly owned Texas Airsonics, Inc. subsidiary. The executive committee has the same power as the President and Chief Executive Officer of ADT, a position formerly held solely by Mr. Fiorillo. Messrs. Fiorillo and Gallant report to the ADT Board of Directors. Deadlocks on management decisions by this committee will be decided by the entire ADT Board of Directors.

     The following table sets forth certain information regarding the ownership of ADT common stock as of July 31, 1996, before and after the Merger, by the persons listed who are known by ADT to own beneficially 5% or more of ADT's outstanding shares of common stock, by each of the current directors and executive officers of ADT, and by all of ADT's directors and executive officers as a group.


                                            Pre-Merger                      Post-Merger
                                       Number of  Percent of           Number of      Percent of
Name                                   Shares(1)   Class(2)            Shares (1)      Class(2)

William D. Myers, M.D.,
Chairman of the Board (3)              4,711,469        27.1            4,711,469        16.4

William D. Maroney (4)                 3,253,182        18.5            3,253,182        11.2

Michael F. Radner                      2,705,529        15.8            2,705,529         9.5

Anthony D. Fiorillo, President, Chief
Executive Officer, Chief
Operating Officer and a Director         571,666         3.5              571,666         2.0

Bertrand R. Williams, Sr., Director       34,458         (7)               34,453         (7)

J. Bernard Machen, Director                1,875         (7)                1,875         (7)

Diane M. Miller
Chief Financial Officer                  140,000         (7)              140,000         (7)

Terry D. Myers, Director of
Education and Training (5)               550,082         3.4              550,082         2.0

Johannes Homolko, Director of
European Operations                       87,656         (7)               87,656         (7)


                                            Pre-Merger                          Post-Merger
                                       Number of     Percent of         Number of       Percent of
Name                                   Shares(1)      Class(2)          Shares (1)       Class(2)
Thomas M. Waugh
Vice President - Operations               66,667         (7)               66,667         (7)

Raymond F. Winter
Secretary                                 93,639         (7)               93,639         (7)

Texas Airsonics, Inc. (6)              3,445,832        18.6                    0           0

Ben J. Gallant, President and
Chief Executive Officer of ADT's
Texas Airsonics, Inc. subsidiary
and a Director                           743,019         4.6            3,767,456        13.7

Charles A. Nichols,
Director                                  27,288         (7)            1,993,850         7.3

Wayne A. Johnson II,
Director                                   9,520         (7)              871,519         3.2

John E. Vickers III,
Director                                 165,975         1.0              518,600         1.9

Denics Co., Ltd.                         860,240         5.4            1,689,055         6.2

All executive officers and directors
as a group (10 persons prior to and
13 persons after the Merger)           6,350,165        34.4           12,890,337        43.1



(1) The column sets forth shares of ADT common stock which are deemed to be "beneficially owned" by the persons named in the table under Rule 13d-3 of the SEC, including shares of ADT common stock that may be acquired upon the exercise of stock options or common stock purchase warrants that are presently exercisable or become exercisable within 60 days as follows:
     William D. Myers and spouse- 1,381,126 shares; William D. Maroney and spouse - 1,611,110 shares; Michael F. Radner - 1,139,125 shares; Anthony
     D. Fiorillo - 566,666 shares; Bertrand R. Williams, Sr. - 3,125 shares; J. Bernard Machen - 1,875 shares; Diane M. Miller - 140,000 shares; Terry D. Myers - 137,564 shares; Johannes Homolko - 87,656 shares; Thomas M. Waugh
     - 66,667 shares; Raymond F. Winter - 72,333 shares; and all executive officers and directors as a group - 2,475,137 (Pre-Merger) and 2,457,012 shares (Post-Merger). The column excludes shares of ADT common stock that may be acquired upon the exercise of the following Merger Warrants (defined in Item 2 below) that will become exercisable August 1, 1997:
     Ben J. Gallant - 1,851,458 shares; Charles A. Nichols - 1,203,863 shares; Wayne A. Johnson II - 527,687 shares; John E. Vickers III - 215,865 shares and Denics - 507,372 shares. Each of the persons named in the table has sole voting and investment power with respect to all shares beneficially owned by them, except as described in the following footnotes.

(2) Except as noted below, for purposes of calculating the percentage of ADT common stock beneficially owned, the shares issuable to each person under stock options or common stock purchase warrants exercisable currently or within 60 days are considered outstanding and added to the shares of ADT common stock actually outstanding.The number of shares outstanding prior to the Merger was 16,006,795 and the number outstanding immediately following the Merger was 27,436,570.

(3) Includes 1,496,287 shares of ADT common stock and 922,222 common stock purchase warrants owned jointly with and/or individually by his spouse.

(4) Includes 1,265,436 shares of ADT common stock and 1,611,110 common stock purchase warrants owned by his spouse.

(5)  Includes 397,133 shares of ADT common stock owned by his spouse.

(6) The Pre-Merger column includes shares owned individually by Texas Air's officers and directors, Ben J. Gallant, John E. Vickers III, Charles A. Nichols, and Wayne A. Johnson II, respectively, and warrants for 2,500,000 shares of ADT common stock issued to Texas Air that were canceled when the Merger described in Item 2 was consummated.

(7)  Less than one percent.

- --------------------

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

     At the close of business on July 31, 1996, Texas Air was merged with and into ADT Merger Corp. ("Sub"), a wholly owned subsidiary of ADT, and Texas Air's separate existence ceased (the "Merger"). Concurrently, Sub changed its name to Texas Airsonics, Inc. The Merger was effected pursuant to the Restated Agreement and Plan of Reorganization and associated Restated Agreement of Merger, dated as of November 22, 1995, by and among ADT, Sub and Texas Air (collectively referred to herein as the "Merger Agreement"), which was the result of negotiations between the representatives of ADT and Texas Air.

     On July 31, 1996, the effective date of the Merger, pursuant to the Merger Agreement, each issued and outstanding share of Texas Air common stock was converted into the right to receive 5.425 shares of ADT common stock together with a warrant to purchase 3.321 shares of ADT common stock at a purchase price of $1.4104 per share for a period commencing August 1, 1997 and ending July 31, 1999 (a "Merger Warrant"). On July 31, 1996, there were 2,106,871 shares of Texas Air common stock outstanding. No fractional shares of ADT common stock will be issued because of the Merger or upon exercise of the Merger Warrants.
A cash payment will be made (based on the closing sale price of ADT common stock as reported by the Nasdaq SmallCap Market on July 31, 1996 or, in the case of a Merger Warrant, on the date of exercise) in lieu of any fractional share to which a stockholder might otherwise be entitled.

     ADT develops, manufactures and markets high technology dental products designed for general dentistry. ADT's primary products are KCP(R) cavity preparation systems and PulseMaster(R) pulsed dental lasers. Texas Air develops, manufactures and markets high precision micro abrasive systems for dentistry and numerous industrial applications. Texas Air's primary product lines are KCP cavity preparation systems for dentistry and air abrasive jet machining ("AJM") systems for industrial applications. Texas Air has the exclusive manufacturing rights for the KCP dental systems worldwide, except for Japan and the Pacific Rim, through 2003. ADT is the exclusive distributor of all KCP dental products manufactured by Texas Air and has been Texas Air's primary customer since 1991. ADT's purchases of KCP units and related parts from Texas Air were $3,663,000, $1,852,000 and $3,367,000 for the years ended December 31, 1995, 1994 and 1993, respectively. The assets of Texas Air acquired by ADT in the Merger consist primarily of inventory, cash, accounts receivable, a modern 21,000 square foot manufacturing facility and related equipment located in Corpus Christi, Texas. ADT intends for Texas Air to continue operations following the Merger.

     On February 12, 1993, ADT acquired the manufacturing rights for all dental air abrasive products from Texas Air in exchange for 165,975 shares of restricted ADT common stock and entered into a subcontract with Texas Air to manufacture such products for ADT. ADT also obtained the rights to patents, patent applications and other proprietary intellectual property from Ben J. Gallant, the President of Texas Air, in exchange for $160,000 to be paid in four annual installments of $40,000 commencing April 1994 and $640,000 of restricted common stock to be issued in four annual installments. The number of shares to be issued each year is based upon the average market value of ADT's common stock during the last five trading days immediately prior to April 18th for each of the four years in the period ending April 18, 1996. Mr. Gallant has received 705,666 shares of ADT common stock pursuant to this arrangement. ADT also paid a monthly consulting fee of $8,333 under the February 1993 agreement to Mr. Gallant for technical advice on manufacturing, product safety, product serviceability, field testing and warranty satisfaction. This consulting arrangement terminated in June 1996.

     On September 30, 1994, ADT amended its sub-contract manufacturing agreement for air abrasive products with Texas Air to extend the term of that agreement through December 2003. In exchange, Texas Air reduced its price on the products being sold to ADT; increased ADT's accounts payable credit limit to $1.5 million; and agreed to share research and development, legal, and marketing costs related to air abrasive products. At December 31, 1995, $792,000 was outstanding for accounts payable and Texas Air's share of research and development, legal, and marketing costs was $895,000. ADT's obligations to Texas Air are secured by a pledge of ADT's air abrasive patent rights. ADT has minimum purchase commitments of approximately $1,650,000 for 1996, and no purchase commitments thereafter. In consideration of the price reductions, credit limit increase and the agreements between the parties, on November 1, 1994, ADT issued Texas Air warrants to purchase 1,000,000 shares of ADT common stock at $2.00 per share, exercisable through October 31, 1996 and Texas Air became a 5% owner. In August 1995, ADT extended the exercise period of these warrants to August 1, 1998. When the Merger was consummated, the manufacturing agreement and these warrants to purchase 1,000,000 shares of ADT common stock were canceled.

     On August 7, 1995, ADT obtained a $1,500,000 loan from Texas Air with interest payable at prime. Interest is due on a quarterly basis. A principal payment of $200,000 due May 1, 1996 was paid and the balance, which was originally due on August 1, 1996, was extended following a $200,000 principal payment on August 1, 1996. Approximately $1,410,000 of these loan proceeds have been deposited with the court to stay enforcement of a judgment against ADT in the Alameda Superior Court, Oakland, California, pending an appeal of that case. However, that case was recently settled and ADT anticipates the funds will be released by the court and the loan repaid. ADT's obligations to Texas Air are secured by a pledge of all ADT's assets. Simultaneously, ADT granted Texas Air warrants to acquire up to 1,500,000 shares of ADT common stock at an exercise price of $1.00 per share, exercisable any time between January 1, 1996 and August 1, 1998. These warrants to acquire 1,500,000 shares of ADT common stock were canceled when the Merger was consummated.

     On June 10, 1993, ADT agreed with Denics Co., Ltd. ("Denics") to form a joint venture to distribute dental products in certain Asian and Pacific markets. Under the terms of the agreement, as amended in July and August 1993, ADT granted Denics territorial manufacturing rights for all dental laser and air abrasive products owned by ADT, in Japan. In consideration, Denics provided ADT with a $3,000,000 non-refundable, prepaid royalty payment. By mutual agreement, the formation of the contemplated joint venture, which is to exist for an initial term of ten years, has been delayed. During 1993, ADT issued Denics convertible Series A preferred stock in exchange for $2,000,000 in loans made to ADT during 1993. In April 1994, Denics converted all 860,240 shares of Series A preferred stock into 860,240 shares of ADT common stock and became a 5% owner. As of December 31, 1995, ADT also has $800,000 outstanding under a $1,000,000 note payable to Denics. Interest is payable each June 30 and December 31 at 3% above the discount rate in Japan (0.5% at December 31, 1995). Principal payments of $200,000 are payable each June 30.

Borrowings are secured by an assignment of ADT's Japanese patent rights and related technologies. ADT had accounts receivable from Denics of $640,059 at December 31, 1995. ADT earned royalty payments from Denics or its affiliates for dental laser units sold in Japan and certain Asian and Pacific markets, net of foreign taxes, of $261,000 and $285,000 during the years ended December 31, 1995 and 1994, respectively. ADT realized $3,671,568, $3,320,300 and $306,855 during the years ended December 31, 1995, 1994 and 1993, respectively, from the sale of KCP units, lasers and related parts to Denics. Denics was a 7% stockholder of Texas Air prior to the Merger.


               ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL
                              INFORMATION AND EXHIBITS

     (a) Financial Statements of Business Acquired



                         Report of Independent Auditors


Board of Directors
Texas Airsonics, Inc.


We have audited the accompanying balance sheets of Texas Airsonics, Inc. as of December 31, 1995, 1994 and 1993, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Texas Airsonics, Inc. at December 31, 1995, 1994 and 1993, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.





                                         Ernst & Young LLP

Detroit, Michigan


February 16, 1996

                             Texas Airsonics, Inc.
                            Statements of Operations




                                                  Years ended December 31
                                              ----------------------------------
                                                 1995        1994        1993
                                              ----------  ----------  ----------


Net sales (Note 4)                            $4,391,001  $2,709,971  $3,695,121
Cost of sales                                  2,628,695   1,370,111   1,828,678
                                              ----------  ----------  ----------
Gross profit                                   1,762,306   1,339,860   1,866,443

Selling, general and administrative (Note 4)   1,455,949     697,449     668,075
Research and development                         272,000       4,658       1,550
                                              ----------  ----------  ----------
Income from operations                            34,357     637,753   1,196,818

Other income (expense):
  Manufacturing technology rights (Note 4)                             1,039,575
  Interest and other                              70,030      30,881      21,527
  Interest expense                               (58,362)    (12,085)    (20,398)
  Gain (loss) on investments (Note 2)             33,194    (182,572)   (547,988)
                                              ----------  ----------  ----------

Income before federal income taxes                79,219     473,977   1,689,534
Income taxes (Note 6)                             33,500     173,000     599,300
                                              ----------  ----------  ----------

Net income                                    $   45,719  $  300,977  $1,090,234
                                              ==========  ==========  ==========


                            See accompanying notes.

                             Texas Airsonics, Inc.
                                 Balance Sheets

                                                          December 31
                                                 1995        1994        1993
                                              ----------  ----------  ----------
ASSETS
Current assets:
  Cash                                        $  724,831  $  728,735  $1,055,025
  Accounts receivable (Notes 3 and 4)          1,844,085     780,451     569,306
  Inventories (Note 3)                           640,667     528,023     357,810
  Prepaid expenses and other current assets       33,342      11,323      13,833
  Note receivable (Note 4)                     1,500,000
  Deferred taxes (Note 6)                                     64,800
  Federal income taxes receivable (Note 6)       159,444
                                              ----------  ----------  ----------
Total current assets                           4,902,369   2,113,332   1,995,974

Property and equipment, net (Note 1)             817,647     419,241     390,861

Intangibles and other assets:
  Intellectual property rights, net (Note 4)     163,510     176,577     189,644
  Investments (Note 2)                                        66,390     491,587
  Other                                              500       1,975       2,966
                                              ----------  ----------  ----------
Total intangibles and other assets               164,010     244,942     684,197
                                              ----------  ----------  ----------

Total assets                                  $5,884,026  $2,777,515  $3,071,032
                                              ==========  ==========  ==========

                                                          December 31
                                                 1995        1994        1993
                                              ----------  ----------  ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                            $1,465,051  $  255,294  $  114,872
  Current maturities of long-term
    debt (Note 3)                                803,329      66,159      78,281
  Note payable (Note 3)                                       30,000
  Taxes payable                                   35,292      63,784      98,734
  Deferred compensation                                                   87,300
  Federal income taxes payable (Note 6)                       87,446     556,844
  Deferred taxes (Note 6)                         11,700
  Other liabilities                               31,444       8,022       1,011
                                              ----------  ----------  ----------
Total current liabilities                      2,346,816     510,705     937,042

Long-term debt, less current
    maturities (Note 3)                          690,000      53,328     118,864

Stockholders' equity:
  Common stock, no par value, and paid-in
    capital, 50,000,000 shares authorized,
    shares outstanding 2,106,871 in 1995,
    1,971,871 in 1994 and 1,884,094 in 1993    2,155,568   1,362,868   1,080,222
  Retained earnings                            1,046,088   1,205,060   1,284,904
                                              ----------  ----------  ----------
                                               3,201,656   2,567,928   2,365,126
  Less treasury stock-at cost
    (427,473 shares in 1995 and 1994
    and 425,250 shares in 1993) (Note 5)        (354,446)   (354,446)   (350,000)
                                              ----------  ----------  ----------
Total stockholders' equity                     2,847,210   2,213,482   2,015,126
                                              ----------  ----------  ----------

Total liabilities and stockholders' equity    $5,884,026  $2,777,515  $3,071,032
                                              ==========  ==========  ==========

                            See accompanying notes.

                             Texas Airsonics, Inc.
                            Statements of Cash Flows

                                                            Years ended December 31
                                                         1995        1994          1993
                                                     -----------   ---------   -----------
OPERATING ACTIVITIES
Net income                                           $    45,719  $  300,977   $ 1,090,234
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
  Compensatory stock options                              42,700                   101,850
  Manufacturing rights                                                          (1,039,575)
  Depreciation and amortization                           80,591      64,937        60,185
  Deferred taxes                                          76,500     (64,800)        8,200
  Provision for investment losses                                    182,572       547,988
  Gain on sale of investments                            (33,194)
  Changes in operating assets and liabilities:
    Accounts receivable                               (1,055,994)   (211,145)     (257,797)
    Inventory                                           (112,644)   (170,213)       47,425
    Prepaid expenses                                     (22,019)      2,510       (12,484)
    Accounts payable                                   1,209,757     140,422        20,771
    Taxes payable                                        (28,492)    (34,950)       97,964
    Other liabilities                                     23,422       7,011         1,011
    Federal income taxes payable                        (254,530)   (469,398)      443,222
                                                     -----------  ----------   -----------

Net cash provided by (used in) operating activities      (28,184)   (252,077)    1,108,994

INVESTING ACTIVITIES
Proceeds from sale of investments                         99,584
Purchases of property and equipment                     (465,930)    (78,759)     (293,292)
Receivable from ADT                                   (1,500,000)
Other                                                      1,475        (500)
                                                     -----------  ----------   -----------

Net cash used in investing activities                 (1,864,871)    (79,259)     (293,292)

FINANCING ACTIVITIES
Proceeds from bank borrowings                          1,490,000
Proceeds from issuance of common stock                   750,000     250,900         2,300
Dividends paid                                          (204,691)   (138,196)
Payments on notes payable                               (146,158)    (77,658)     (127,943)
Purchase of treasury stock                                           (30,000)
                                                     -----------  ----------   -----------
Net cash provided by (used in) financing activities    1,889,151       5,046      (125,643)
                                                     -----------  ----------   -----------
Net increase (decrease) in cash                           (3,904)   (326,290)      690,059

Cash at beginning of year                                728,735   1,055,025       364,966
                                                     -----------  ----------   -----------
Cash at end of year                                  $   724,831  $  728,735   $ 1,055,025
                                                     ===========  ==========   ===========

                            See accompanying notes.

                             Texas Airsonics, Inc.
                       Statements of Stockholders' Equity


                                   COMMON STOCK
                                AND PAID-IN CAPITAL                  TREASURY STOCK
                              ----------------------   RETAINED   ---------------------
                                SHARES      AMOUNT     EARNINGS     SHARES     AMOUNT       TOTAL
                              ----------  ----------  ----------  ---------  ----------  ----------
Balance at January 1, 1993     1,654,094  $  869,372  $  194,670  (425,250)  $(350,000)  $  714,042
Net income for 1993                                    1,090,234                          1,090,234
Exercise of stock options        230,000     210,850                                        210,850
                              ----------  ----------  ----------  --------   ---------   ----------

Balance at December 31, 1993   1,884,094   1,080,222   1,284,904  (425,250)   (350,000)   2,015,126
Net income for 1994                                      300,977                            300,977
Dividends paid (Note 5)                                 (380,821)                          (380,821)
Sale of common stock from
 treasury                         27,777     194,446               (27,777)     55,554      250,000
Exercise of stock options         90,000      88,200                                         88,200
Purchases of common stock        (30,000)                           30,000     (60,000)     (60,000)
                              ----------  ----------  ----------  --------   ---------   ----------

Balance at December 31, 1994   1,971,871   1,362,868   1,205,060  (427,473)   (354,446)   2,213,482
Net income for 1995                                       45,719                             45,719
Dividends paid (Note 5)                                 (204,691)                          (204,691)
Sale of common stock             125,000     750,000                                        750,000
Exercise of stock options         10,000      42,700                                         42,700
                              ----------  ----------  ----------  --------   ---------   ----------

Balance at December 31, 1995   2,106,871  $2,155,568  $1,046,088  (427,473)  $(354,446)  $2,847,210
                              ==========  ==========  ==========  ========   =========   ==========

See accompanying notes.

                             Texas Airsonics, Inc.
                         Notes To Financial Statements
                               December 31, 1995


1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Texas Airsonics, Inc. (the "Company") develops and manufactures air abrasive products for dentistry and various other industrial applications.

INVENTORIES

Inventories are stated at the lower of cost, determined by the first-in, first-out method, or market. Inventories consist of abrasive powders and raw materials used in the manufacture of the Company's air abrasive products.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation for financial reporting and income tax purposes is computed using accelerated methods over the estimated useful lives of the assets.

At December 31, property and equipment consisted of the following:


                                                                     Useful
                                   1995        1994        1993       Lives
                                ----------  ----------  ---------- ------------

Land                           $   30,000  $   30,000  $   30,000
Building                          643,524     236,860     236,860    31 years
Office furniture and equipment     74,015      50,584      42,611    5-7 years
Machinery and equipment           333,407     304,178     239,076    5-7 years
Leasehold improvements              9,885       9,885       9,885    7 years
Automobiles                        31,994      31,994      26,310    5 years
                               ----------  ----------  ----------
                                1,122,825     663,501     584,742
Accumulated depreciation          305,178     244,260     193,881
                               ----------  ----------  ----------
                               $  817,647  $  419,241  $  390,861
                               ==========  ==========  ==========


INCOME TAXES

Income tax expense is based on income as reported in the statements of operations. When income and expenses are recognized in different periods for tax purposes, deferred taxes are provided in the financial statements.

INTANGIBLE ASSETS

Intangible assets consist of intellectual property rights and patents and are stated at cost less accumulated amortization. The Company is amortizing manufacturing and technology rights over 15 years and patents over 5 years. Accumulated amortization was $133,314, $120,247 and $105,689 at December 31, 1995, 1994 and 1993, respectively.

INVESTMENTS

Investments are accounted for in accordance with Statement of Financial Accounting Standards Number 115 "Accounting for Certain Investments in Debt and Equity Securities" ("Statement 115"). The Company's investments are considered available for sale as defined in Statement 115 and are stated at fair value.

                             Texas Airsonics, Inc.
                         Notes To Financial Statements
                               December 31, 1995


1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

The preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of the Company's cash, accounts receivable, note receivable, and investments approximates their carrying value due to their short term nature. The fair value of the Company's notes payable approximates their carrying value based on the Company's incremental borrowing rates as compared to similar types of current borrowing arrangements.

2. INVESTMENTS

Investments consist of unregistered and restricted shares of common stock of American Dental Technologies, Inc. (ADT). The Company is restricted from trading the common stock of ADT for two years from the date of its acquisition under the provisions of the Securities and Exchange Commission's rule 144; accordingly, the carrying value of the common stock upon receipt was recorded at a discount from the trading value of related registered and unrestricted shares of ADT common stock.

The decrease in the fair value of the ADT common stock is considered other than temporary by the Company and, accordingly, changes in the valuation allowance have been included in operations in the accompanying financial statements. The valuation allowance on investments approximated $584,000 and $548,000 at December 31, 1994 and 1993, respectively.

In December 1995, an officer of the Company purchased the remaining shares of ADT common stock from the Company for approximately $96,000.

The following summarizes the Company's investment activities:

                                                COMMON STOCK OF
                                       AMERICAN DENTAL TECHNOLOGIES, INC.
                                                SHARES   FAIR VALUE
                                              ---------  ----------
            Balance at December 31, 1992        131,148  $  389,575
            Shares received in 1993 (Note 4)    165,975     650,000
            Decline in fair value in 1993                  (547,988)
                                             ----------  ----------

            Balance at December 31, 1993        297,123     491,587
            Dividend of shares (Note 5)        (131,148)   (242,625)
            Decline in fair value in 1994                  (182,572)
                                             ----------  ----------

            Balance at December 31, 1994        165,975      66,390
            Sale of shares in 1995             (165,975)    (66,390)
                                             ----------  ----------

            Balance at December 31, 1995             --  $       --
                                             ==========  ==========

                             Texas Airsonics, Inc.
                         Notes To Financial Statements
                               December 31, 1995


3. NOTES PAYABLE AND LONG-TERM DEBT

At December 31, 1995, 1994 and 1993 long-term debt consisted of the following:



                                          1995               1994             1993             Collateral
                                        ----------         --------         --------           ----------
Note payable to bank, bearing
interest at the bank's prime rate
(8.5% at December 31, 1995),                                                                   Inventory and
payable in quarterly installments                                                              accounts
of $200,000, plus interest              $1,490,000                                             receivable


Note payable to Bank,
bearing interest at 9%,
payable in monthly
installments of $2,117,                                                                        Certain
including interest                                         $ 10,374         $ 33,511           equipment


Note payable to Finance
Company, bearing interest
at 8%, payable in monthly
installments of $488,
including                                                                                      1992 Ford
interest                                     3,329            9,113           13,634           Explorer

Note payable to former
stockholder bearing
interest at 6%, payable in
annual installments of
$50,000, plus interest                                      100,000          150,000           Stock acquired
                                        ----------         --------         --------
                                         1,493,329          119,487          197,145
Less:  Current portion                     803,329           66,159           78,281
                                        ----------         --------         --------
Non-current portion                     $  690,000         $ 53,328         $118,864
                                        ==========         ========         ========


At December 31, 1994 the Company had a noninterest bearing, unsecured $30,000 note outstanding which was paid on April 1, 1995. The note comprised a portion of the consideration for redemption of 30,000 shares of the Company's common stock (Note 5).

4.  TRANSACTIONS AND AGREEMENTS WITH AMERICAN DENTAL TECHNOLOGIES

In April 1992, the Company entered into an agreement which provides American Dental Technologies, Inc. ("ADT") the exclusive perpetual right to market and sell the Company's air abrasive dental products. In conjunction with this agreement the Company assigned present and future patent rights related to air abrasive dental products to ADT. In exchange for this right the Company received $300,000 in cash and 131,148 shares of restricted ADT common stock. ADT maintained a lien against the restricted stock issued to the Company as security for the Company's agreement to manufacture 500 KCP units through 1993. Therefore, the Company recorded the fair value of the restricted stock, $389,575, as deferred revenue at December 31, 1992.

In February 1993, the Company sold its manufacturing rights for all dental air abrasive products to ADT in exchange 165,975 shares of restricted ADT common stock. In connection therewith, ADT terminated its lien and related production contingency included in the 1992 agreement. The Company recognized the revenue deferred at December 31, 1992 of $389,575 together with the fair value ($650,000) of the 165,975 shares received in connection with the sale of its manufacturing rights during the first quarter of 1993.

                             Texas Airsonics, Inc.
                         Notes To Financial Statements
                               December 31, 1995


4.  TRANSACTIONS AND AGREEMENTS WITH AMERICAN DENTAL TECHNOLOGIES (CONTINUED)

On September 30, 1994, the Company and ADT extended the terms of an existing exclusive manufacturing rights agreement for air abrasive products through December 2003 and ADT agreed in exchange for a reduction in the price of products sold to ADT and an increase in ADT's credit limit with the Company to $1,500,000. ADT's obligations to the Company are secured by a pledge of ADT's air abrasive patent rights. ADT has a minimum purchase commitment of approximately $1,650,000 for 1996, and no purchase commitments thereafter. On November 1, 1994, ADT issued the Company warrants to purchase 1,000,000 shares of ADT common stock at $2 per share, exercisable through October 31, 1996.

In August 1995, the Company loaned ADT $1,500,000. The note bears interest at the Company's bank's prime rate (8.5% at December 31, 1995) and is due August 1, 1996. The note is secured by all assets, including intangible assets, of ADT.

The Company's accounts receivable and sales include the following amounts with
ADT:


                           Accounts   Accounts
                            Payable  Receivable    Sales
                           --------  ----------  ----------
                     1995  $895,000  $1,687,000  $3,663,000
                     1994               678,000   1,852,000
                     1993               479,000   3,367,000


As a result of the agreements with ADT, the Company's continued operations are dependent upon ADT's ability to market and sell the Company's products. ADT's failure or inability to meet its purchase commitments with the Company would have a material adverse effect on the Company.

During the fourth quarter of 1995 the Company signed an agreement to merge with ADT whereby each issued and outstanding share of the Company's common stock would be exchanged for 11,429,775 shares of ADT's common stock and warrants to purchase 6,996,919 additional shares of ADT common stock at $1.00 per share, exercisable for three years. The merger is subject to shareholder approval of both companies and is expected to be completed in the second quarter of 1996. The merger will be accounted for using the purchase method.

In addition, as part of the 1994 agreement, the Company agreed to reimburse ADT for a portion of future research and development costs related to dental air abrasive products, legal costs related to air abrasive technologies and marketing expenses of new products. In 1995, the Company's share of these expenses approximated $895,000.

5.  STOCKHOLDERS' EQUITY

During 1994, the Company purchased 30,000 shares of its outstanding common stock for $60,000. The Company re-issued 27,777 shares of this stock for $250,000 to Denics, Co., Ltd. ("Denics").

The Company declared and paid a cash dividend of 10 cents per share in October 1995 and 7 cents per share and a noncash dividend of ADT common stock in 1994. Stockholders received 67 shares of ADT stock for each 1,000 shares of Company stock owned (Note 2).

Pursuant to an agreement entered into on April 6, 1995, Denics subscribed for 125,000 shares of common stock of the Company at a price of $6 per share. Denics also obtained an option to purchase 83,333 shares at $6 per share on or before January 1, 1996 and 83,333 shares at $6 per share on or before July 1, 1996. Denics was appointed exclusive distributor for the sale and distribution of industrial air abrasive products in Japan and the Pacific Rim through October 1, 1996.

                             Texas Airsonics, Inc.
                         Notes To Financial Statements
                               December 31, 1995


6.  INCOME TAXES

Significant components of the provision for federal income taxes are as follows:


                                     1995      1994      1993
                                   ---------  --------  --------
                Current (credit)   $(43,000)  $237,800  $591,100
                Deferred (credit)    76,500    (64,800)    8,200
                                   ---------  --------  --------
                                    $33,500   $173,000  $599,300
                                   =========  ========  ========


Deferred taxes consist principally of differences in the timing of recognizing losses on investments held for financial reporting and federal income tax purposes.

A reconciliation of income tax computed at the federal statutory rates to income tax expense is:


                                           1995   1994    1993
                                           -----  -----  ------
                 Tax at statutory rate     34.0%  34.0%   34.0%
                 Investment losses                        32.0
                 Sale of marketing rights                (35.0)
                 Compensation                      2.5     6.0
                 Intangibles and other      8.3            (.2)
                                           -----  -----  ------
                                           42.3%  36.5%   36.8%
                                           =====  =====  ======


The Company paid income taxes of $156,000, $130,000 and $74,000 in 1995, 1994 and 1993, respectively.

7.  STOCK OPTIONS

Stock option activity is summarized as follows:

                                               Number of Shares
                                               ----------------
                   Outstanding at December 31, 1992   15,000
                     Options granted                 305,000
                     Options exercised               230,000
                                                     -------
                   Outstanding at December 31, 1993   90,000
                     Options exercised                90,000
                                                     -------
                   Outstanding at December 31, 1994
                     Options granted                  10,000
                     Options exercised                10,000
                                                     -------
                   Outstanding at December 31, 1995       --
                                                     =======


In 1993, the Company granted 200,000 options which had an exercise price of $.01 to the Company's President in consideration for the acquisition of the intellectual property rights of the industrial air abrasive technologies used by the Company. The difference between the fair value of the Company's common stock and the exercise price of the stock options ($194,000) was capitalized as intellectual property rights on the date of grant.

In 1993 and 1995 the Company granted 105,000 and 10,000 options, respectively, with exercise prices of $.01 to certain of its employees and directors. The Company accounts for stock option grants in accordance with APB No. 25 "Accounting for Stock Issued to Employees" and accordingly, recognized compensation expense in the accompanying financial statements for the difference between the fair value of the shares and the option's exercise price of $101,850 and $42,700 in 1993 and 1995, respectively.

                             Texas Airsonics, Inc.
                       Condensed Statements of Operations
                                  (Unaudited)



                                                 Three Months Ended
                                                      March 31
                                                  1996        1995
                                               ----------  -----------
          Net sales                            $1,409,628  $ 1,015,906
          Cost of sales                           841,573      534,673
                                               ----------  -----------
          Gross profit                            568,055      481,233


          Selling, general and administrative     214,476      162,495
                                               ----------  -----------
          Income from operations                  353,579      318,738

          Other income (expense)
            Other                                  38,341        4,822
            Interest expense                      (32,664)        (457)
                                               ----------  -----------

          Income before income taxes              359,256      323,103
          Income tax                              122,803       95,546
                                               ----------  -----------
          Net income                           $  236,453  $   227,557
                                               ==========  ===========



             See notes to unaudited condensed financial statements.

                             Texas Airsonics, Inc.
                            Condensed Balance Sheets



                                              March 31, 1996    December 31, 1995
                                              --------------    -----------------
                                                 (Unaudited)
 ASSETS
 Current assets:
   Cash                                         $    404,191        $   724,831
   Accounts receivable                             2,017,470          1,844,085
   Inventories                                       507,545            640,667
   Prepaid expenses and other current assets          22,250             33,342
   Note receivable                                 1,500,000          1,500,000
   Prepaid federal income tax                        109,481            159,444
                                                ------------        -----------
 Total current assets                              4,560,937          4,902,369

 Property and equipment, net                         806,629            817,647
 Intangible assets                                   160,243            163,510
 Other assets                                         65,289                500
                                                ------------        -----------
 Total assets                                   $  5,593,098        $ 5,884,026
                                                ============        ===========

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
   Accounts payable                             $  1,170,794        $ 1,465,051
   Current maturities of long term debt              801,921            803,329
   Other liabilities                                 141,420             78,436
                                                ------------        -----------
 Total current liabilities                         2,114,135          2,346,816

 Long term debt, less current maturities             490,000            690,000

 Stockholders' equity:
   Common stock, no par value, and paid in
     capital 50,000,000 shares authorized
     shares outstanding 2,106,871
     in 1996 and 1995                              2,155,568          2,155,568
   Accumulated earnings                            1,187,841          1,046,088
   Less treasury stock                              (354,446)          (354,446)
                                                ------------        -----------
 Total stockholders' equity                        2,988,963          2,847,210

                                                ------------        -----------
 Total liabilities and stockholders' equity     $  5,593,098        $ 5,884,026
                                                ============        ===========



             See notes to unaudited condensed financial statements.

                             Texas Airsonics, Inc.
                       Condensed Statements of Cash Flows
                                  (Unaudited)




                                                              Three Months Ended March 31
                                                                   1996            1995
                                                             --------------  --------------
OPERATING ACTIVITIES:
Net income                                                    $     236,453   $   227,557
 Adjustments to reconcile net income
   to net cash provided by (used in) operating activities:
     Depreciation                                                    16,580        13,374
     Amortization                                                     3,267         3,267

     Changes in operating assets and liabilities:
       Increase in accounts receivable                             (173,385)     (490,805)
       (Increase) decrease in inventory                             133,122       (11,610)
       (Increase) decrease in prepaid expenses                       11,092       (10,797)
       (Increase) decrease in federal income tax receivable          49,963       (11,727)
       Increase in other assets                                     (64,789)
       Decrease in accounts payable                                (294,257)       (9,434)
       Increase (decrease) in other non-current liabilities         (33,124)       66,196
                                                              -------------   -----------
Net cash used in operating activities                              (115,078)     (223,979)

INVESTING ACTIVITIES
 Purchases of property and equipment                                 (5,562)      (19,857)
                                                              -------------   -----------
Net cash used in investing activities                                (5,562)      (19,857)

FINANCING ACTIVITIES:
 Payments on notes payable                                         (200,000)      (30,000)
                                                              -------------   -----------
Net cash used in financing activities                              (200,000)      (30,000)

                                                              -------------   -----------
Decrease in cash                                                   (320,640)     (273,836)

Cash at beginning of period                                         724,831       728,735
                                                              -------------   -----------
Cash at end of period                                         $     404,191   $   454,899
                                                              =============   ===========



             See notes to unaudited condensed financial statements.

                             Texas Airsonics, Inc.
                    Notes to Condensed Financial Statements
                           March 31, 1996 (Unaudited)

1.    BASIS OF PRESENTATION AND OTHER ACCOUNTING INFORMATION

BASIS OF PRESENTATION

The accompanying unaudited condensed financial statement of Texas Airsonics, Inc. (the "Company") have been prepared by management in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered for a fair presentation have been included.

The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results to be expected for other quarters of 1996 for the year ended December 31, 1996. The accompanying unaudited condensed financial statements should be read with the annual consolidated financial statements and notes for the fiscal year ended December 31, 1995.

INVENTORIES

Inventories consist of abrasive powders and raw materials used in the manufacture of the Company's air abrasive products.

PROPERTY AND EQUIPMENT

Accumulated depreciation aggregated $308,107 at March 31, 1996 and $305,178 at December 31, 1995.

INTANGIBLE ASSETS

Accumulated amortization aggregated $136,581 at March 31, 1996 and $133,314 at December 31, 1995.

2.    TRANSACTIONS AND AGREEMENTS WITH AMERICAN DENTAL TECHNOLOGIES, INC.
      ("ADT")

During the fourth quarter of 1995, the Company signed an agreement to merge with ADT whereby each issued and outstanding share of the Company's common stock would be exchanged for 11,429,775 shares of ADT's common stock and warrants to purchase 6,996,919 additional shares of ADT common stock at $1.00 per share, exercisable for three years. The merger is subject to shareholder approval of both companies and is expected to be completed in the quarter of 1996. The merger will be accounted for as a purchase.

In August 1995, the Company loaned ADT $1,500,000. The note bears interest at prime (8.25% at March 31, 1996). A principal payment of $200,000 plus accrued interest is due May 1, 1996. The remaining principal and accrued interest is due from ADT on August 1, 1996. The note is secured by all of ADT's assets.

3.    STOCKHOLDERS' EQUITY

During March 1996, the Company declared a cash dividend of $94,700, $0.045 cents per share, to be paid in April 1996.

     (b) Pro Forma Financial Information

     The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 1995, the three month period ended March 31, 1996 and the unaudited pro forma condensed combined balance sheets as of December 31, 1995 and March 31, 1996, respectively, give effect to the conversion of the outstanding shares of Texas Air Common Stock into shares of ADT Common Stock at a conversion ratio of 5.425 shares of ADT Common Stock for each outstanding share of Texas Air Common Stock as if the proposed Merger had occurred on January 1, 1995 and January 1, 1996 and December 31, 1995 and March 31, 1996, respectively. The pro forma information is based on the financial statements of ADT and Texas Air, giving effect to the proposed Merger under the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the pro forma financial statements.

     These unaudited pro forma condensed combined financial statements may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated or which may be obtained in the future. The unaudited pro forma condensed combined financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 1995, the unaudited financial statements for the three months ended March 31, 1996, and notes thereto of Texas Air and ADT which are included herewith.


                       American Dental Technologies, Inc.
         Unaudited Pro Forma Condensed Combined Statement of Operations



                                                                                  Year Ended December 31, 1995
                                                                                  ----------------------------
                                                                                              Pro Forma               Pro Forma
                                                        ADT              Texas Air           Adjustments               Combined
                                                    -----------          ----------          -----------              -----------
Net sales                                           $13,325,536          $4,391,001          $(3,663,000)(a)          $14,053,537
Cost of sales                                         7,038,930           2,628,695           (3,371,800)(a)            6,354,065
                                                                                                  58,240(g)
                                                    -----------          ----------          -----------              -----------
Gross profit                                          6,286,606           1,762,306             (349,440)               7,699,472
Selling, general and administrative                   6,956,223           1,455,949              393,242(d)             8,792,347
                                                                                                 (13,067)(e)
Research and development                                784,319             272,000                                     1,056,319
                                                    -----------          ----------          -----------              -----------
Income (loss) from operations                        (1,453,936)             34,357             (729,615)              (2,149,194)
Other income (expense):
  Royalty income:
    Related party                                       261,000                                                           261,000
    Other                                                30,806                                                            30,806
  Other income                                           (1,621)             70,030              (52,150)(b)               16,259
  Interest expense                                     (110,415)            (58,362)              52,150 (b)             (116,627)
  Gain on investment                                                         33,194              (33,194)(f)
                                                    -----------          ----------          -----------              -----------
Income (loss) before income taxes                    (1,274,166)             79,219             (762,809)              (1,957,756)
Income tax                                                                   33,500              (33,500)(h)
                                                    -----------          ----------          -----------
Net profit (loss)                                   $(1,274,166)             45,719             (729,309)              (1,957,756)
                                                    ===========          ==========          ===========              ===========
Income (loss) from continuing
  operations per common share                            $(0.08)              $0.02                                        $(0.07)
                                                    ===========          ==========                                   ===========
Weighted average number of common
  and dilutive common equivalent
  shares outstanding                                 15,346,716           2,000,803                                    26,776,491
                                                    ===========          ==========                                   ===========




   See notes to unaudited pro forma condensed combined financial statements.

                       American Dental Technologies, Inc.
         Unaudited Pro Forma Condensed Combined Statement of Operations


                                                           Three Months Ended March 31, 1996
                                                           ---------------------------------
                                                                        Pro Forma           Pro Forma
                                          ADT         Texas Air        Adjustments          Combined
                                      ----------      ---------        -----------         ----------
Net sales                             $5,254,047     $1,409,628        $(1,269,280)(a)     $5,394,395
Cost of sales                          2,855,426        841,573         (1,260,280)(a)      2,447,947
                                                                            11,228 (g)
                                      ----------      ---------        -----------         ----------
Gross profit                           2,398,621        568,055            (20,228)         2,946,448

Selling, general
  and administrative                   1,669,058        214,476             98,311 (d)      1,978,578
                                                                            (3,267)(e)
Research and development                 234,350                                              234,350
                                      ----------      ---------        -----------         ----------
Income (loss) from operations            495,213        353,579           (115,272)           733,520
Other income (expense):
  Other                                   (4,640)        38,341            (32,664)(b)          1,037
  Interest expense                       (42,263)       (32,664)            32,664 (b)        (42,263)
                                      ----------      ---------        -----------         ----------
Income before income taxes               448,310        359,256           (115,272)           692,294
Income tax                                              122,803           (122,803)(h)
                                      ----------      ---------        -----------         ----------
Net income                              $448,310       $236,453        $     7,531         $  692,294
                                      ==========      =========        ===========         ==========
Income from continuing
  operations per common share           $   0.03        $  0.11                            $     0.02
                                      ==========      =========                            ==========
Weighted average number of
  common and dilutive common
  equivalent shares outstanding       17,258,826      2,106,871                            30,037,588
                                      ==========      =========                            ==========




   See notes to unaudited pro forma condensed combined financial statements.

                       American Dental Technologies, Inc.
              Unaudited Pro Forma Condensed Combined Balance Sheet



                                                          December 31, 1995
                                                          -----------------
                                                                       Pro Forma       Pro Forma
                                                 ADT      Texas Air   Adjustments       Combined
                                             ----------  ----------  --------------    ----------
 ASSETS
 Current assets:
   Cash                                     $  1,665,718 $  724,831   $   (10,000)(e) $  2,380,549
   Accounts receivable                         1,944,293  1,844,085    (1,771,910)(b)    2,016,468
   Inventories                                 1,905,856    640,667                      2,546,523
   Prepaid expenses and other
     current assets                              534,074    192,786       (21,789)(b)      705,071
   Loan receivable                                        1,500,000    (1,500,000)(b)
                                            ------------ ----------   -----------     ------------
 Total current assets                          6,049,941  4,902,369    (3,303,699)       7,648,611

 Prepaid foreign taxes                           225,000                                   225,000
 Long-term deposits                            1,410,267        500                      1,410,767
 Property and equipment, net                     262,042    817,647                      1,079,689
 Intangible assets                             5,037,446    163,510      (163,510)(e)   10,936,077
                                                                        5,898,631 (c)
                                            ------------ ----------   -----------     ------------

 Total assets                               $ 12,984,696 $5,884,026   $ 2,431,422     $ 21,300,144
                                            ============ ==========   ===========     ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable to related parties          $  1,700,000              $(1,500,000)(b) $    200,000
  Note payable to bank                                   $  803,329                        803,329
  Accounts payable                             3,723,922  1,465,051    (1,771,910)(b)    3,417,063
  Compensation and employee benefits             346,668                                   346,668
  Taxes other than income                        607,177     35,292                        642,469
  Other accrued liabilities                    1,109,464     43,144       (21,789)(b)    1,130,819
                                            ------------ ----------   -----------     ------------

Total current liabilities                      7,487,231  2,346,816    (3,293,699)       6,540,348

Deferred royalty income from related party     3,000,000                                 3,000,000
Note payable to related party, less
  current portion                                600,000                                   600,000
Note payable, less current portion                          690,000                        690,000
Other non-current liabilities                     64,993                                    64,993

Stockholders' equity:
  Common stock                                   157,387  2,155,568    (2,041,270)(c)      271,685
  Additional paid in capital                  31,288,188                8,458,033 (c)   39,746,221
  Accumulated earnings (deficit)             (29,613,103) 1,046,088      (872,578)(c)  (29,613,103)
                                                                         (173,510)(e)
  Treasury stock                                           (354,446)      354,446 (c)
                                            ------------ -----------  -----------     ------------
Total stockholders' equity                     1,832,472  2,847,210     5,725,121       10,404,803

                                            ------------ ----------   -----------     ------------
Total liabilities and stockholders' equity  $ 12,984,696 $5,884,026   $ 2,431,422     $ 21,300,144
                                            ============ ==========   ===========     ============



   See notes to unaudited pro forma condensed combined financial statements.

                       American Dental Technologies, Inc.
              Unaudited Pro Forma Condensed Combined Balance Sheet

                                                                           March 31, 1996
                                                                           --------------
                                                                                         Pro Forma            Pro Forma
                                                     ADT              Texas Air         Adjustments            Combined
                                                  ----------------------------------------------------------------------
 ASSETS
 Current assets:
   Cash                                           $ 1,146,490        $  404,191         $  (10,000)(e)        $ 1,540,681
   Accounts receivable                              3,291,466         2,017,470         (1,933,284)(b)          3,375,652
   Inventories                                      1,381,223           507,545                                 1,888,768
   Prepaid expenses and
     other current assets                             418,975           131,731            (21,154)(b)            529,552
   Loan receivable                                                    1,500,000         (1,500,000)(b)
                                                  -----------        ----------         ----------            -----------
 Total current assets                               6,238,154         4,560,937         (3,464,438)             7,334,653

 Prepaid foreign taxes                                300,000                                                     300,000
 Long-term deposits                                 1,410,267                                                   1,410,267
 Property and equipment, net                          217,953           806,629                                 1,024,582
 Intangible assets                                  4,958,047           225,532           (160,243)(e)         10,776,948
                                                                                         5,753,612 (c)
                                                  -----------        ----------         ----------            -----------
 Total assets                                     $13,124,421        $5,593,098         $2,128,931            $20,846,450
                                                  ===========        ==========         ==========            ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable to related parties                $ 1,700,000                         $ (1,500,000)(b)        $   200,000
  Note payable                                                       $  801,921                                   801,921
  Accounts payable                                  3,881,185         1,170,795         (1,933,284)(b)          3,118,696
  Compensation and employee benefits                  335,260                                                     335,260
  Taxes other than income                             611,127                                                     611,127
  Other accrued liabilities                           664,363           141,420            (21,154)(b)            784,629
                                                  -----------        ----------         ----------            -----------
Total current liabilities                           7,191,935         2,114,136         (3,454,438)             5,851,633

Deferred royalty income from related party          3,000,000                                                   3,000,000
Note payable to related party, less
  current portion                                     600,000                                                     600,000
Note payable, less current portion                                      490,000                                   490,000
Other non-current liabilities                          51,704                                                      51,704

Stockholders' equity:
  Common stock                                        157,387         2,155,568         (2,041,270)(c)            271,685
  Additional paid in capital                       31,288,188                            8,458,033 (c)         39,746,221
  Accumulated earnings (deficit)                  (29,164,793)        1,187,840         (1,017,597)(c)        (29,164,793)
                                                                                          (170,243)(e)
    Less treasury stock                                                (354,446)           354,446 (c)
                                                  -----------        ----------         ----------            -----------
  Total stockholders' equity                        2,280,782         2,988,962          5,583,369             10,853,113

  Total liabilities and
    stockholders' equity                          $13,124,421        $5,593,098         $2,128,931            $20,846,450
                                                  ===========        ==========         ==========            ===========



   See notes to unaudited pro forma condensed combined financial statements.

                       American Dental Technologies, Inc.
     Notes To Pro Forma Condensed Combined Financial Statements (Unaudited)

Basis Of Presentation

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1995 and the three months ended March 31, 1996 reflect the acquisition of Texas Air by ADT as if it had occurred on January 1, 1995 and January 1, 1996, respectively. The unaudited pro forma condensed combined balance sheets at December 31, 1995 and March 31, 1996 reflect the acquisition as if it occurred on those dates.

This pro forma information does not purport to indicate the results of operations or financial position which would have actually occurred if the Merger had been effected on the dates indicated or which may be obtained in the future.

Pro Forma Adjustments

The pro forma financial information reflects the acquisition of Texas Air as if it was accounted for as a purchase, whereby all of the outstanding common stock of Texas Air was acquired in exchange for 11,429,775 shares of ADT common stock and Merger Warrants to purchase 6,996,919 additional shares of ADT common stock at $1.4104 per share. The common stock to be issued has been valued at $0.75 per share in the pro forma financial statements, its average market price for the five days preceding and five days following signing of the Merger Agreement. The Merger Warrants to acquire common stock shares have no recorded value in the pro forma financial statements, as their exercise price ($1.4104) exceeded the average market price of ADT's common stock ($0.75) and are not exercisable until one year and one day following the effective time. The total purchase price of $8,572,331 has been allocated for each of the dates presented as follows:


                                  March 31, 1996  December 31, 1995
                                  --------------  -----------------
            Assets acquired         $  5,422,855      $   5,710,516
            Liabilities acquired      (2,604,136)        (3,036,816)
            Goodwill                   5,753,612          5,898,631
                                    ------------      -------------
            Purchase price          $  8,572,331      $   8,572,331
                                    ============      =============


The carrying value of the assets and liabilities of Texas Air approximates their fair values and therefore have not been adjusted in the preceding pro forma financial statements. The preceding unaudited pro forma condensed combined financial statements include adjustments to increase (decrease) pro forma combined net income (loss) from continuing operations available for common shares or increase (decrease) pro forma combined stockholders' equity, as follows:

(a)  Elimination of intercompany net sales and cost of sales.

(b) Elimination of intercompany balances including the accounts payable and accounts receivable; note payable, note receivable and related accrued interest; and intercompany interest income and expense.

(c) Adjustment to record goodwill and apply purchase accounting. Goodwill will be amortized on a straight-line basis over 15 years.

(d)  Amortization of the goodwill resulting from the Merger.

(e) Adjustment to eliminate Texas Air's intangible assets and related amortization. The Texas Air intangible assets include certain patent rights being transferred to an entity owned by the Texas Air stockholders.

(f) Elimination of gain on sale of investment in ADT common stock held by Texas Air.

(g)  Royalty on sale of industrial air abrasive products.

(h) Elimination of income tax expense due to pro forma loss or utilization of income tax net operating loss carryforwards.

     (c)  Exhibits

        2.1 Restated Agreement and Plan of Reorganization and associated Restated Merger Agreement dated as of November 22, 1996, among American Dental Technologies, Inc., ADT Merger Corp. and Texas Airsonics, Inc. (Incorporated herein by reference to ADT's Registration Statement No. 333-6663, Annex A to the Joint Proxy Statement/Prospectus).

        3.1  Certificate of Incorporation of American Dental
             Technologies, Inc. filed on November 21, 1989, with amendments, filed with the Delaware Secretary of State and effective on January 12, 1990; May 15, 1991; June 4, 1991; June 1, 1993; and
             July 29, 1996.

       10.1 Voting Agreement between William D. Myers and Ben J.
            Gallant (Incorporated herein by reference to ADT's Registration Statement No. 333-6663, Exhibit 9.1 to the Joint Proxy Statement/Prospectus).

       23.1 Consent of Independent Auditors, Ernst & Young LLP


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    AMERICAN DENTAL TECHNOLOGIES, INC.
                                    (Registrant)



                                    Anthony D. Fiorillo
                                    President and Chief Executive Officer

Dated:  August 9, 1996

                               INDEX TO EXHIBITS
                              to July 31, 1996 8-K




Exhibit No.

3.1 Certificate of Incorporation of American Dental Technologies, Inc. filed on November 21, 1989, with amendments, filed with the Delaware Secretary of State and effective on January 12, 1990; May 15, 1991; June 4, 1991; June 1, 1993; and July 29, 1996

23.1 Consent of Independent Auditors, Ernst & Young LLP